EXHIBIT 99.1

Shenandoah Telecommunications Appoints Edward H. “Ed” McKay as President & CEO, Christopher E. French Transitions to New Role as Executive Chairman

EDINBURG, Va., July 31, 2025 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced today that its Board of Directors has appointed Edward H. “Ed” McKay as President and Chief Executive Officer (“CEO”). Christopher E. French, Shentel’s current President and CEO, will step into the role of Executive Chairman of the Board and remain active in steering the Company’s strategy while continuing to work closely with the senior leadership team and the Board of Directors. The transition date for both executives is expected to be September 1, 2025.

Mr. McKay is currently the Company’s Executive Vice President and Chief Operating Officer (“COO”), a role he has held since July 2021. As COO, he oversees sales, marketing, engineering, operations, information technology, and customer service for the entire organization. A 29-year veteran of the telecommunications industry, Mr. McKay joined Shentel in 2004 after having served in management positions at UUNET and Verizon.

“I am pleased our Board of Directors has unanimously supported Ed to be the next President and CEO of Shentel,” said Mr. French. “As our succession planning process developed over the last five years, it became increasingly clear that Ed is the right person to lead Shentel forward. He has the experience and perspective needed to manage our accelerating growth and continue the Company’s long history of innovation and success. These changes will ensure continuity of leadership and strategic direction for our Company and allow our uninterrupted focus on the execution of our strategic plan.”

“I am grateful to the Board of Directors for the opportunity to lead Shentel at this pivotal time and to be able to build on the strong platform for growth we have collectively established under the leadership of Chris and the Board,” said Mr. McKay. “I look forward to continuing my close working relationship with Chris as Executive Chairman and collaborating with the Board. I am excited to continue partnering with the Shentel management team and our dedicated employees to execute on our fiber growth plans and deliver value for our customers and shareholders.”

About Shenandoah Telecommunications
Shenandoah Telecommunications Company provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 17,700 route miles of fiber. For more information, please visit www.shentel.com.

CONTACT:
       Shenandoah Telecommunications Company
       Heather K. Tormey
       Vice President, Chief Human Resources Officer
       540-984-5203
       Heather.Tormey@emp.shentel.com